                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-21051

                           CAPITAL MEDIA GROUP LIMITED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     In Mediapark 6B 50670 Cologne, Germany
             ------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
             ------------------------------------------------------

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

                Rule 12g-4(a)(1)(i)   [_]      Rule 12h-3(b)(1)(i)     [_]
                Rule 12g-4(a)(1)(ii)  [X]      Rule 12h-3(b)(1)(ii)    [X]
                Rule 12g-4(a)(2)(i)   [_]      Rule 12h-3(b)(2)(i)     [_]
                Rule 12g-4(a)(2)(ii)  [_]      Rule 12h-3(b)(2)(ii)    [_]
                                               Rule 15d-6              [_]

     Approximate number of holders of record as of the certification or notice date: 300

     Pursuant to the requirements of the Securities Exchange Act of 1934, Capital Media Group Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 30, 2002        BY:  /s/ Alain Krzentowski
                                   --------------------------------------------
                                    Name:  Alain Krzentowski
                                    Title: President and Chief Executive Officer

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. it may be signed by an officer of the registrant, by counsel or any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.